Exhibit 99.1
MedQuist to Get New Majority Stakeholder
Private equity backed holding company enters into
agreement to acquire Philips’ share in MedQuist
MOUNT LAUREL, N.J., May (May 22, 2008) /PRNewswire-FirstCall/ — MedQuist Inc. (Pink Sheets: MEDQ) today announced that earlier today Koninklijke Philips Electronics N.V. (Philips), MedQuist’s majority shareholder, announced that it has reached an agreement to sell its approximately 69.5% ownership interest in MedQuist to CBaySystems Holdings Ltd., a publicly traded, AIM listed holding company with a portfolio of investments in medical transcription, healthcare technology, and healthcare financial services, for $11.00 per share.
The sale of Philips’ stake in MedQuist is expected to close during the third quarter of 2008, and is conditional upon applicable regulatory approvals, approval by CBaySystems Holdings shareholders at a general meeting of shareholders, and the fulfillment of specific closing conditions. In connection with this transaction, Philips will receive a combination of cash and a promissory note equaling in the aggregate to approximately $7.50 per share (minus any per share cash dividend paid by MedQuist prior to closing). The remaining per share consideration of approximately $3.50 per share will be paid to Philips in the form of a 7-year bond convertible into common shares of CBaySystems Holdings.
On the closing of the sale of Philips’ stake, the Governance Agreement between Philips and MedQuist, which, among other things, requires three independent members on the current MedQuist board of directors, will terminate in accordance with its terms. The agreement between Philips and CBaySystems Holdings provides for the resignation of the Philips directors on the MedQuist board of directors and their replacement by CBaySystems Holdings’ designees in connection with the closing.
Today’s announcement by Philips follows a November 2, 2007 announcement, in which Philips indicated its intention to proceed with the sale of its approximately 69.5% ownership interest in MedQuist, as well as a July 6, 2007 announcement, in which Philips indicated it viewed its stake in MedQuist as a non-core holding.
In light of Philips’ announcement, MedQuist announced on November 2, 2007 that its board of directors was evaluating whether a sale of MedQuist was in the best interest of MedQuist and all of its shareholders and, in collaboration with Philips, MedQuist sought acquisition proposals from various parties.
A board committee, consisting of the three directors who are independent of Philips, was established to evaluate the proposals received and to make a recommendation to the MedQuist board of directors regarding such proposals. In light of the determination by such committee that it could not favorably recommend any of the proposals received because the consideration offered was insufficient for a sale of the Company based, among other things, on information provided by MedQuist’s independent financial advisor, Bear, Stearns & Co. Inc., the MedQuist board of directors decided not to proceed with any of the proposals received.
The proposals that were considered included proposals from CBaySystems Holdings to either acquire 100% of the Company at the same per share price and on substantially the same terms as offered to Philips or to acquire up to 100% of the Company in a merger transaction which offered the shareholders of the Company other than Philips the option to receive either the same consideration offered to Philips or to remain shareholders of the Company. Following this MedQuist board determination, Philips elected to sell its stake on the terms set forth above.

CBaySystems Holdings has confirmed that MedQuist will continue to operate as an independent company with its own executive leadership, under the financial oversight of the holding company. MedQuist anticipates that there is potential for synergistic opportunities and alliances to be developed among itself and the other portfolio companies of CBaySystems Holdings, through independently negotiated transactions.
“Now that the sale evaluation process is concluded,” commented Howard Hoffmann, President and CEO of MedQuist, “we can focus all of our energy and talent on growing top line revenue and bottom line performance through the continued development and delivery of innovative, high quality and cost effective technology and services solutions for our customers.”
For more information, please contact:
Gretchen Roede
Garfield Group Public Relations
215-867-8600 ext 212
About MedQuist
MedQuist is the largest Medical Transcription Service Organization (MTSO) in the world, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, the industry in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects. For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “will,” “opportunity,” “potential” or “may,” variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (Securities Act) and Section 21E of the Exchange Act. These statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risk that the sale of Philips’ stake to CBaySystems Holdings will not close or the closing will be delayed, the composition of the Company’s board of directors will not change as indicated above, the Company may not operate as an independent company after the closing of the sale of Philips’ stake, and no synergistic opportunities or alliances will develop among the Company and the other portfolio companies of CBaySystems Holdings. For a discussion of other risks, uncertainties and assumptions impacting the Company, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of MedQuist’s Annual Report on Form 10-K for the year ended December 31, 2007, entitled “Risk Factors” and discussions of potential risks and uncertainties in MedQuist’s subsequent filings with the Securities and Exchange Commission.